March 29, 2011

Board of Directors
MEMC Electronic Materials, Inc.
501 Pearl Drive
St. Peters, Missouri  63376

Re:           MEMC Electronic Materials, Inc.

Ladies and Gentlemen:

We have acted as special counsel to MEMC Electronic Materials, Inc. (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to 2,108,102  shares of common stock, par value $0.01 per share (the “Shares”) to be offered by the selling stockholders named in the Registration Statement from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act. The Shares represent shares of the Company’s common stock issued on February 1, 2011 issued as earnout merger consideration pursuant to an Agreement and Plan of Merger by and among the Company, Sun Edison LLC, Sierra Acquisition Sub, LLC, and the representatives named therein, dated October 22, 2009, as amended (the “Merger Agreement”).

In connection herewith, we have examined:

(1)	the Restated Certificate of Incorporation, as amended, of the Company;

(2)	the Restated By-laws of the Company;

(3)	the Merger Agreement; and

(4)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Registration Statement and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations, certificates and statements of appropriate representatives of the Company.

Board of Directors
March 29, 2011

Based upon the foregoing and in reliance thereon and subject to the assumptions, comments, qualifications,  limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.  The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same.  The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.  We do not render any opinions except as set forth above.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof.  We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP